NUMBER 0

SHARES

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

Lid Hair Studios International, Inc.

CAPITAL STOCK: 75,000,000 SHARES AT $0.001 PAR VALUE, PAID AND NON-ASSESSABLE.

SPECIMEN

THIS CERTIFIES THAT is the registered holder of Shares transferable only on the books of the Corporation by the holder hereof in person or by attorney upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the said Corporation has caused this certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this day of A.D.

President

Secretary